As filed with the Securities and Exchange Commission on August 14, 2006

Registration No. 333-136033

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1 to

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRECISION OPTICS CORPORATION,
INC.
(Exact name of registrant as specified in its charter)

Massachusetts	3845	04-2795294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

22 East Broadway
Gardner, MA 01440
(978) 630-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard E. Forkey
President and Chief Executive Officer
Precision Optics Corporation, Inc.
22 East Broadway
Gardner, MA 01440
(978) 630-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Patrick O’Brien
Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
(617) 951-7000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE
Title of shares to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock - $0.01 Par Value	8,450,000	$0.33	$2,788,500	$298.00

(1)	The Registrant is hereby registering the disposition of 8,450,000 shares of its common stock issued to the selling stockholders pursuant to the terms of Purchase Agreements dated as of April 13, 2006.

(2)
In accordance with Rule 457(c), the price is estimated solely for purposes of calculating the registration fee and is based upon the average of the bid and asked price of the Common Stock as reported on the over-the-counter bulletin board on July 24, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are organized under the laws of The Commonwealth of Massachusetts. The Massachusetts Business Corporation Law provides that indemnification of directors, officers, employees, and other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by the corporation to whatever extent specified in its charter documents or votes adopted by its shareholders, except that no indemnification may be provided for any person with respect to any matter as to which the person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. Under Massachusetts law, a corporation can purchase and maintain insurance on behalf of any person against any liability incurred as a director, officer, employee, agent, or person serving at the request of the corporation as a director, officer, employee, or other agent of another organization or with respect to any employee benefit plan, in his capacity as such, whether or not the corporation would have power to itself indemnify him against such liability.

Our Restated Articles of Organization, as amended to date, provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at the time such liability is determined. The By-Laws provide that we shall indemnify our directors and officers to the full extent permitted by the laws of The Commonwealth of Massachusetts. In addition, the Company holds a Directors and Officer Liability and Corporate Indemnification Policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us. All of the amounts shown are estimates except for the fee payable to the Commission.

Securities and Exchange Commission registration fee	$298
Printing and engraving expenses	5,000
Accountant’s fees and expenses	20,000
Legal fees and expenses	40,000
Miscellaneous expenses	1,702

Total	$67,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On April 13, 2006, we offered and sold 8,450,000 shares of common stock to certain institutional and other accredited investors without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws, which resulted in gross proceeds to us of approximately $2,112,500.

ITEM 27. EXHIBITS

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number	Description

3.1	Articles of Organization of Precision Optics Corporation, Inc., as amended and corrected. (1)

3.2	By-laws of Precision Optics Corporation, Inc. (2)

4.1	Specimen Common Stock Certificate. (3)

4.2	Registration Rights Agreement dated as of March 17, 2000 by and among the Company and the Initial Investors as defined therein (4)

4.3	Registration Rights Agreement dated as of June 30, 1998 by and among the Company, Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. (5)

4.4
Registration Rights Agreement dated as of August 5, 1999 by and among the Company, Special Situations Cayman Funds, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. (6)

5.1	Opinion of Ropes & Gray LLP.*

10.1	Precision Optics Corporation, Inc. 1989 Stock Option Plan amended to date. (7)

10.2	Three separate life insurance policies on the life of Richard E. Forkey (3)

10.3	Amended and Restated Precision Optics Corporation, Inc. 1997 Incentive Plan (8)

10.4	Securities Purchase Agreement dated as of March 13, 2000 by and among the Company and the Purchasers as defined therein (excluding exhibits) (4)

10.5	Form of Purchase Agreement. (9)

21.1	Subsidiaries of Precision Optics Corporation, Inc. (10)

23.1	Consent of Ropes & Gray LLP. (included in Opinion filed as Exhibit 5.1)*

23.2	Consent of Vitale, Caturano & Company, Ltd.*

23.3	Consent of KPMG LLP.*

24.1	Power of Attorney. (included on the signature page of this registration statement)*

*  Previously filed.

(1)	Incorporated by reference to the Company’s Quarterly Report for the quarter ended December 31, 2002 on Form 10-QSB (No. 001-10647).
(2) Incorporated herein by reference to the Company’s 1991 Annual Report on Form 10-KSB (No. 001-10647).
(3) Incorporated herein by reference to the Company’s Registration Statement on Form S-18 (No. 33-36710-B).
(4) Incorporated herein by reference to the Company’s Registration Statement on Form S-3 (No. 333-35884).
(5) Incorporated herein by reference to the Company’s 1998 Annual Report on Form 10-KSB (No. 001-10647).
(6) Incorporated herein by reference to the Company’s 1999 Annual Report on Form 10-KSB (No. 001-10647).
(7) Incorporated herein by reference to the Company’s 1994 Annual Report on Form 10-KSB (No. 001-10647).
(8)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 (No. 001-10647).
(9) Incorporated by reference from the Company’s Current Report on Form 8-K filed on April 19, 2006. (No. 001-10647)
(10) Incorporated herein by reference to the Company’s 1996 Annual Report on Form 10-KSB (No. 001-10647).

ITEM 28. UNDERTAKINGS

a. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions set forth in Item 24 above, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

b. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events which, individually together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c. To include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to the registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gardner, The Commonwealth of Massachusetts, on August 14, 2006.

Precision Optics Corporation, Inc.

By:	/s/ Richard E. Forkey
Richard E. Forkey Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard E. Forkey
Richard E. Forkey	Chairman of the Board, Director, President, Treasurer and Chief Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	August 14, 2006
*
Joseph N. Forkey	Director, Executive Vice President and Chief Scientific Officer	August 14, 2006
*
Edward A. Benjamin	Director	August 14, 2006
*
Donald A. Major	Director	August 14, 2006
*
Richard Miles	Director	August 14, 2006
*
Joel R. Pitlor	Director	August 14, 2006

* /s/ Richard E. Forkey
Richard E. Forkey Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Organization of Precision Optics Corporation, Inc., as amended and corrected. (1)

3.2	By-laws of Precision Optics Corporation, Inc. (2)

4.1	Specimen Common Stock Certificate. (3)

4.2	Registration Rights Agreement dated as of March 17, 2000 by and among the Company and the Initial Investors as defined therein (4)

4.3	Registration Rights Agreement dated as of June 30, 1998 by and among the Company, Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. (5)

4.4
Registration Rights Agreement dated as of August 5, 1999 by and among the Company, Special Situations Cayman Funds, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. (6)

5.1	Opinion of Ropes & Gray LLP.*

10.1	Precision Optics Corporation, Inc. 1989 Stock Option Plan amended to date. (7)

10.2	Three separate life insurance policies on the life of Richard E. Forkey (3)

10.3	Amended and Restated Precision Optics Corporation, Inc. 1997 Incentive Plan (8)

10.4	Securities Purchase Agreement dated as of March 13, 2000 by and among the Company and the Purchasers as defined therein (excluding exhibits) (4)

10.5	Form of Purchase Agreement. (9)

21.1	Subsidiaries of Precision Optics Corporation, Inc. (10)

23.1	Consent of Ropes & Gray LLP. (included in Opinion filed as Exhibit 5.1)*

23.2	Consent of Vitale, Caturano & Company, Ltd.*

23.3	Consent of KPMG LLP.*

24.1	Power of Attorney. (included on the signature page of this registration statement)*

*  Previously filed.

(1)	Incorporated by reference to the Company’s Quarterly Report for the quarter ended December 31, 2002 on Form 10-QSB (No. 001-10647).
(2) Incorporated herein by reference to the Company’s 1991 Annual Report on Form 10-KSB (No. 001-10647).
(3) Incorporated herein by reference to the Company’s Registration Statement on Form S-18 (No. 33-36710-B).
(4) Incorporated herein by reference to the Company’s Registration Statement on Form S-3 (No. 333-35884).
(5) Incorporated herein by reference to the Company’s 1998 Annual Report on Form 10-KSB (No. 001-10647).
(6) Incorporated herein by reference to the Company’s 1999 Annual Report on Form 10-KSB (No. 001-10647).
(7) Incorporated herein by reference to the Company’s 1994 Annual Report on Form 10-KSB (No. 001-10647).
(8)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 (No. 001-10647).
(9) Incorporated by reference from the Company’s Current Report on Form 8-K filed on April 19, 2006. (No. 001-10647)
(10) Incorporated herein by reference to the Company’s 1996 Annual Report on Form 10-KSB (No. 001-10647).